NET TALK.COM, INC.

6% Secured Promissory Note

$3,000,000	December 31, 2013
(“Effective Date”)

FOR VALUE RECEIVED, the undersigned, NET TALK.COM, INC., a Florida corporation, having its principal place of business at 1080 NW 163 Drive, Miami, Florida 33169 (herein called the “Company”) hereby promises to pay to VICIS CAPITAL MASTER FUND, or registered assigns (collectively, the “Holder”), the principal sum of THREE MILLION DOLLARS ($3,000,000), together with applicable interest thereon. CERTAIN CAPITALIZED AND OTHER TERMS USED IN THIS NOTE ARE DEFINED IN SCHEDULE A HERETO.

1.            Method and Place of Payment. Payments of principal and interest shall be made in lawful money of the United States of America at the address of the Holder for notices specified below, or at such other location as the Holder may hereafter designate.

2.            Maturity Date. The entire principal amount of this note (the “Note”) together with all accrued, unpaid interest shall be payable in full on June 30, 2014 (the “Initial Maturity Date”); provided, however, the maturity date may be extended by the Company to June 30, 2015 (the “First Extended Maturity Date”) if all interest accruing during the period from the Effective Date to the Initial Maturity Date is paid prior to June 30, 2014 and may be extended again by the Company to June 30, 2016 (the “Second Extended Maturity Date”) if all interest accruing through the First Extended Maturity Date is paid prior to June 30, 2015.

3.            Interest Rate. Interest on the principal amount (or any balance thereof) outstanding from time to time under this Note shall begin to accrue on the Effective Date and shall accrue at a fixed rate per year equal to six percent (6.00%); provided, however, interest shall accrue at a fixed rate per year equal to nine percent (9.0%) during the period from the Initial Maturity Date to the First Extended Maturity Date, if extended, and interest shall accrue at a fixed rate per year equal to twelve percent (12.0%) during the period from the First Extended Maturity Date to the Second Extended Maturity Date, if further extended (in each case, computed on the basis of a 360-day year) (the “Interest Rate”).

4.            Principal and Interest Payments.

a.           Principal and Interest Payments. The entire principal amount of this Note, together with interest accruing thereon at the Interest Rate, shall be payable in one lump sum payment on the Initial Maturity Date, First Extened Maturity Date or Second Extended Maturity Date, as applicable.

b.           Overdue Principal and Interest. The Company will pay interest on overdue principal and, to the extent lawful, interest at a rate per annum of 18%.

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c.           Maximum Amount of Interest. Nothing herein, nor any transaction related hereto, shall be construed to operate so as to require the Company to pay interest at a greater rate than shall be lawful. Should any interest or other charges paid by the Company in connection with the loan evidenced by this Note result in computation or earning of interest in excess of the maximum contract rate of interest which is legally permitted under applicable law or federal preemption statute, then any and all such excess is hereby waived by the Holder and shall be automatically credited against and in reduction of the balance due hereunder, and any portion which exceeds such balance shall be paid by the Holder to the Company. Anything contained herein to the contrary notwithstanding, if for any reason the effective rate of interest on this Note should exceed the maximum lawful rate, then the effective rate shall be deemed reduced to and shall be such maximum lawful rate.

d.           Prepayment. This Note may be prepaid in whole or in part at any time without penalty.

5.            Financial Statements and Other Reports. Commencing on the Effective Date, the Company shall cause to be prepared and made available to the Holder of this Note:

a.           Quarterly Financial Statements. Unless timely filed by the Company with the Securities and Exchange Commission on EDGAR, within forty-five (45) days after the end of each quarterly fiscal period (except the last) of each fiscal year, an unaudited consolidated balance sheet of the Company and its Significant Subsidiaries as of the close of such quarterly period and unaudited consolidated statements of income, cash flows and stockholders’ equity for the quarterly period then ended and that portion of the fiscal year then ended, all in reasonable detail prepared by the Company in accordance with GAAP (except for the absence of footnotes and subject to normal year-end adjustments) applicable to quarterly financial statements generally.

b.           Annual Financial Statements. Unless timely filed by the Company with the Securities and Exchange Commission on EDGAR, within ninety (90) days after the end of each fiscal year, an audited consolidated balance sheet of the Company and its Significant Subsidiaries as of the close of such fiscal year and audited consolidated statements of income, cash flows and stockholders’ equity for the fiscal year then ended, including the notes thereto, all in reasonable detail and in comparative form the corresponding figures for the preceding fiscal year, prepared by an independent certified public accounting firm selected by the Board, in accordance with GAAP.

c.           Notices. The Company shall make available to the Holder of this Note reasonably promptly (but in no event later than ten (10) Business Days after such request) information relating to the occurrence of any of the following since such Holder’s last request: (i) the commencement of any proceedings or investigations by or before any Governmental Authority and any actions or proceedings in any court or before any arbitrator against or involving the Company or any of its Significant Subsidiaries or any of their respective properties, assets or businesses, in each case involving a claim or liability which would reasonably be expected to have a Material Adverse Effect, (ii) any attachment, judgment, levy or order assessed against the Company that would reasonably be expected to have a Material Adverse Effect, (iii) any default or event of default under any material Indebtedness of the Company that would reasonably be expected to have a Material Adverse Effect.

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6.            Covenants

a.	Affirmative Covenants. Unless otherwise consented to in writing by the Holder of this Note, the Company hereby covenants and agrees that, it will, and will cause each of its Significant Subsidiaries to:

i.	Preservation of Corporate Existence and Related Matters. Preserve and maintain its separate corporate existence and all material rights, franchises, licenses, permits and privileges sufficient for the conduct of its business, except as would not have a Material Adverse Effect; and qualify and remain qualified as a domestic corporation authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization, except in each case to the extent that the failure to be or remain so qualified would not have a Material Adverse Effect.

ii.	Maintenance of Property. Protect and preserve all material properties necessary to its business, including tangible and intangible assets; maintain in good working order and condition (ordinary wear and tear excepted) all buildings, equipment and other tangible real and personal property necessary and material to its business; and from time to time make or cause to be made all renewals, replacements and additions to such property necessary for the conduct of its business so that the business carried on in connection therewith may be properly conducted at all times, except in each case to the extent that the failure to do so would not have a Material Adverse Effect.

iii.	Maintenance of Insurance. Maintain insurance, including directors’ and officers’ liability insurance, with responsible insurance companies against such risks and in such amounts as are customarily maintained by similar businesses in similar industries, except in each case as would not have a Material Adverse Effect.

iv.	Payment of Taxes and Governmental Charges. Pay all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property (including, without limitation, withholding, social security, payroll and similar employment related taxes on the dates such taxes are due); provided, that the Company may contest such taxes, assessments and other governmental charges in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP, and except in each case as would not have a Material Adverse Effect.

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v.	Accounting Methods; Financial Records. Maintain a system of accounting, and keep such books, records and accounts sufficient to permit the preparation of financial statements in accordance with GAAP consistently applied and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties, except in each case as would not have a Material Adverse Effect.

vi.	Compliance With Laws. Observe and remain in compliance with all laws and maintain in full force and effect all approvals of Governmental Authorities (including state insurance regulatory bodies), in each case applicable or necessary to the conduct of its business except where the failure to do so would not result in a Material Adverse Effect and except that the Company or such Subsidiary may contest the applicability of any law in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

vii.	Visits and Inspections. Permit representatives of the Holder of this Note, from time to time, as often as may be reasonably requested, but only during normal business hours and upon reasonable prior notice, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects, in each case subject to customary confidentiality agreements and provided that in no event will any such visits, inspections, audits or discussions unreasonably interfere with the business operations of the Company.

b.	Negative Covenants. As long as any portion of this Note remains outstanding, unless the Holder shall otherwise consent in writing, the Company shall not, and shall not permit any of its subsidiaries to, directly or indirectly:

i.	other than Permitted Senior Indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any Indebtedness for borrowed money of any kind, including but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, that is or purports to rank senior to or pari passu with the Note in any respect, whether with respect to right of payment of redemptions, interest, damages upon liquidation or dissolution, or otherwise;

ii.	amend its charter documents, including without limitation, the certificate of incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holder;

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iii.	repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of its common stock or common stock equivalents other than as to repurchases of common stock or common stock equivalents of departing officers and directors of the Company, provided that such repurchases shall not exceed an aggregate of $100,000 for all officers and directors during the term of this Note;

iv.	none of the officers, directors or other Affiliates of the Company shall enter into any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including entering into any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or other affiliates or any entity in which any officer, director, or other affiliates has a substantial interest or is an officer, director, trustee or partner;

v.	on an annualized basis, none of the officers of the Company or a subsidiary therof shall receive an increase in salary or bonus in excess of 15% of the prior year’s salary or bonus, as applicable; provided that the foregoing restriction shall not apply to the extent inconsistent with that certain employment agreement between the Company and Mr. Anastasios Kyriakides as in effect as of the Effective Date;

vi.	sell, transfer, lease or otherwise dispose of 20% or more of its consolidated assets (as shown on the most recent financial statements of the Company or the subsidiary, as the case may be) in any single transaction or series of related transactions (other than the sale of inventory in the ordinary course of business), or liquidate, dissolve, recapitalize or reorganize in any form of transaction;

vii.	enter into any agreement with respect to any of the foregoing; or

viii.	pay cash dividends or distributions on any equity securities of the Company or purchase, redeem or otherwise acquire for value, directly or indirectly, any security issued by Company, except as may be required by the terms of such security..

7.            Subordination.

a.           Special Definitions. The following terms have the following meanings for the purposes of this Section 7.

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i.            “Permitted Senior Indebtedness” means Indebtedness of the Company that satisfies each of the following conditions: (x) the Company provides written notice to Holder no less than (10) days prior to incurring the Indebtedness, which such notice shall (i) advise Holder that the Company intends to borrow funds that will be senior pursuant to this Section 7, and (ii) attach a commitment letter describing the material terms of the Indebtedness, (y) the Indebtedness shall arise from borrowed money which is borrowed after the date hereof and relates solely to the financing of the Company’s accounts receivable and/or inventor, and the proceeds from the Indebtedness shall be used for working capital for the Company, and (z) no Affiliate of the Company shall hold the Permitted Senior Indebtedness, when created or at any time thereafter.

ii.          “Maximum Amount of Permitted Senior Indebtedness” means $4,000,000.

b.            Notwithstanding anything to the contrary herein, the Company covenants and agrees, and any holder, whether holding this Note upon original issue or upon transfer, assignment or exchange hereof, by accepting this Note likewise covenants and agrees, that the indebtedness evidenced by this Note shall be subordinate and junior in right of payment, preference and priority to the Permitted Senior Indebtedness of the Company; provided, if the total Permitted Senior Indebtedness (including, without limitation, principal, interest, premiums and fees) exceeds the Maximum Amount of Permitted Senior Indebtedness, then such excess shall be subordinate and junior in right of payment, preference and priority to the indebtedness evidenced by this Note.

c.           In the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to the Company, or to its creditors, as such, or to its property, or in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Company, whether or not involving insolvency or bankruptcy, then the Holders of Permitted Senior Indebtedness (up to the Maximum Amount of Permitted Senior Indebtedness) shall be entitled to receive payment in full in cash of the principal of and the premium (if any) and interest on all Permitted Senior Indebtedness (up to the Maximum Amount of Permitted Senior Indebtedness) before the Holder shall be entitled to be paid, directly or indirectly, with respect to the principal of or interest on the Note.

d.           No cash payment of or on account of any principal of or interest on the Note shall be made if, at the time of such payment or immediately after giving effect thereto, there shall be due and unpaid (whether at the stated maturity thereof, by acceleration, or otherwise) any principal of or premium (if any) or interest on any Permitted Senior Indebtedness. Notwithstanding anything to the contrary, this Section 7 shall not prohibit the Holder of this Note from declaring this Note in default, accelerating the principal of this Note, and otherwise pursuing its available remedies, including taking actions to repossess, foreclose or realize upon the property comprising collateral; or act as a petitioning creditor in any bankruptcy proceeding filed against the Company, but all subject to the priority of payments and expressed in Section 7(a) and (b) above.

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e.           In the event that, notwithstanding the foregoing provisions, any payment or distribution shall be made as to the Note which, in accordance with this Section 7 was required to be paid or distributed to the Holder of Permitted Senior Indebtedness, such payment or distribution shall be held in trust for and paid over or delivered to the Holder of Permitted Senior Indebtedness, as their respective interests may appear, for application to the payment of the Permitted Senior Indebtedness remaining unpaid to the extent necessary to pay in full in cash the principal of and the premium (if any) and accrued interest (including penalty interest) on such Permitted Senior Indebtedness (up to the Maximum Permitted Senior Indebtedness) in accordance with its terms, after giving effect to any concurrent payment or distribution to the Holder of the Permitted Senior Indebtedness.

f.            The foregoing subordination provisions shall be for the benefit of the Holder of Permitted Senior Indebtedness from time to time outstanding, and the Holder of Permitted Senior Indebtedness may proceed to enforce such provisions either directly against any Holder of this Note.

g.           The Holder of Permitted Senior Indebtedness may at any time and from time to time and in its absolute discretion, change the manner, terms or place of payment, change or extend the time of payment of, or renew or alter, any Permitted Senior Indebtedness or amend or supplement any agreement pursuant to which any Permitted Senior Indebtedness is issued, or may exercise or refrain from exercising any rights against the Company and others (including any holder), all without notice to or assent from any Holder of this Note; provided, however, the Permitted Senior Indebtedness as amended, modified, revised, changed or renewed shall be subject to, and comply with, each of the restrictions in this Section 7. The provisions of this Section 7 shall be binding upon any Holder of this Note and its heirs, legal representatives, successors and assigns.

8.          Events of Default. An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

a.           the Company defaults in the payment of any principal on this Note when the same becomes due and payable;

b.           the Company defaults in the payment of any interest on this Note for more than ten (10) days after the same becomes due and payable;

c.           the Company defaults in the performance of or compliance with any other term contained herein, or the Company defaults under any other agreement that Company has entered into with Holder, and such default is not remedied (if able to be remedied) within thirty (30) days after the Company receives written notice of such default from the Holder of this Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 8(c)) or after the Company has become or should have become aware of such failure;

d.           the Company defaults on any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement that (a) involves an obligation greater than $500,000, whether such indebtedness now exists or shall hereafter be created, and (b) results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

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e.           any monetary judgment, writ or similar final process shall be entered or filed against the Company, any subsidiary thereof, or any of their respective property or other assets for more than $300,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of forty-five (45) calendar days;

f.            the Company or any Significant Subsidiary (i) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (ii) makes an assignment for the benefit of its creditors, (iii) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or (iv) is adjudicated as insolvent or to be liquidated; or

g.           a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any Significant Subsidiary, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or such Significant Subsidiary, or any such petition shall be filed against the Company or such Significant Subsidiary and such petition shall not be dismissed within sixty (60) days.

9.          Remedies on Default, Etc. If any Event of Default has occurred and is continuing, then the entire obligation of the Company under this Note shall be in default without notice or any opportunity to cure (such notice and opportunity to cure being hereby expressly waived), the unpaid principal and interest balances shall be immediately due and payable and interest on the principal balance shall thereafter accrue at the maximum annual rate allowable by law. In addition to the right to declare the total unpaid principal balance and all accrued but unpaid interest payable under this Note to be due and payable in full in advance of the Maturity Date, upon the occurrence of an Event of Default under this Note, the Holder has and may exercise all other rights and remedies available by law, statute, agreement or in equity.

10.         Collection. Should it become necessary to collect this Note through an attorney, Company shall pay all costs incurred by or accruing to the Holder in making such collection, including reasonable attorney’s fees. Reasonable attorney’s fees shall include, without limitation, all fees incurred in all matters of collection and enforcement, construction and interpretation, before, during and after trial proceedings and appeals, as well as appearances in, and connected with, any bankruptcy proceeding or creditors’ reorganization or similar proceeding.

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11.         Waiver. The Company and any guarantor, surety, or endorser of this Note, as well as any other person or entity who shall become liable for the payment hereof, each, jointly and severally, expressly waives presentment for payment, notice of non-payment, protest, and notice of protest, and any other notice which might otherwise be required in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note. The Holder shall not be deemed by any act or omission to have waived any right or remedy hereunder unless and only to the extent expressed in a written instrument dated subsequent to the date hereof and executed by the Holder, and any such waiver so expressed with respect to a particular event shall not be interpreted as having a continuing effect on or as a waiver of any right or remedy with respect to any subsequent event.

12.         Notices. All notices or other communications required or permitted to be given pursuant to this Note shall be in writing and shall be considered properly given or made if hand delivered, mailed from within the United States by certified mail, or sent by email:

a.	if to the Holder:

Vicis Capital, LLC

445 Park Avenue, Suite 1043

New York, New York 10022

Attn: Shad Stastney

b. if to the Company:

NET TALK.COM, INC.

1100 NW 163 Drive

Miami, Florida 33169

Attn:

or to such other address as either party shall have furnished to the other. All notices, except of change of address, shall be deemed given when mailed, and notices of change of address shall be deemed given when received.

13.         Entire Agreement; Severability; Time. This Note constitutes the entire understanding of the parties with respect to the subject matter hereof, and no amendment, modification, or alteration of the terms hereof shall be binding unless the same be in writing dated subsequent to the date hereof and duly approved and executed by the Company and the Holder. In the event any provision of this Note is prohibited or invalid under applicable law, that provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of this Note. Time is of the essence of this Note.

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14.         Governing Law; Venue. The validity, construction, enforcement and interpretation of this Note shall be governed by the substantive laws of the State of New York, without application of its conflicts of law principles, and the United States of America. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Note exclusively in the United States District Court sitting in the Southern District of New York and the courts of the State of New York located in New York County (the “New York Courts”), and, solely in connection with claims arising under this Note, (i) irrevocably submits to the exclusive jurisdiction of the New York Courts; (ii) waives any objection to laying venue in any such action or proceeding in the New York Courts; (iii) waives any objection that the New York Courts are an inconvenient forum or do not have jurisdiction over any party; and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 12.

15.         Successors and Assigns. This Note shall bind the Company and its successors, and permitted assigns, and the benefits of this Note shall inure to the benefit of the Holder and his or her successors and assigns, including any Holder of this Note. Notwithstanding the foregoing, the Company shall not assign the Company’s rights or obligations under this Note without the Holder’s prior written consent. All references in this Note to the Company or the Holder include their respective successors and assigns. Holder may transfer and assign this Note upon written notice to the Company except to competitors as defined in paragraph 16 below.

16.         Secured Obligation. The obligations of the Company under this Note are secured by all assets of the Company pursuant to that certain Fourth Amended and Restated Security Agreement, dated as of December 31, 2013, by and between the Company and the Secured Party (as defined therein), as may be amended or amended and restated from time to time.

IN WITNESS WHEREOF, the undersigned have caused this 6% Promissory Note to be duly executed and delivered as of the day and year first above written.

Company:

NET TALK.COM, INC., a Florida corporation,

By:	/s/Anastasios Kyriakides
Name:	ANASTASIOS KYRIAKIDES
Its:	PRESIDENT & CEO

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Schedule A

Defined Terms

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Affiliate” means (i) any other Person controlling, controlled by or under common control with such Person; and (ii) as used in this definition of the term “Affiliate”, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by voting trust, contract or similar arrangement, as trustee or executor or otherwise.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

“Company” is defined in the first paragraph of this Note.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Event of Default” is defined in Section 8.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means the government of the United States of America or any State or other political subdivision thereof, or any other jurisdiction in which the Company or any subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any subsidiary, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Holder of Permitted Senior Indebtedness” means any Person that holds the Permitted Senior Indebtedness or the trustee for, or other authorized representative of, such Person.

“Indebtedness” means, with respect to any Person, (i) any indebtedness, contingent or otherwise, in respect of borrowed money, including indebtedness in respect of borrowed money evidenced by bonds, notes, debentures or similar instruments, (ii) letters of credit or (iii) indebtedness representing the balance deferred and unpaid of the purchase price of any property (including pursuant to financing leases), regardless of whether any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared on a consolidated basis in accordance with GAAP and regardless of whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof.

“Interest Rate” is defined in Section 3.

Schedule A - 1

“Material Adverse Effect” means any change in or effect on the business of the Company and its subsidiaries or the Company’s and its subsidiaries’ assets or properties that, individually or in the aggregate (taking into account all other such changes or effects), is, or is reasonably likely to be, materially adverse to the business, assets, liabilities, financial condition or results of operations of the Company taken as a whole.

“Maturity Date” is defined in Section 2.

“Maximum Amount of Permitted Senior Indebtedness” is defined in Section 7.

“New York Courts” is defined in Section 14.

“Person” means an individual, partnership (limited or general), corporation, joint venture, limited liability company, association, trust, business trust, unincorporated organization or business entity.

“Permitted Senior Indebtedness” is defined in Section 7.

“Significant Subsidiary” means, in respect of any Person, a subsidiary of such Person that would constitute a “significant subsidiary” as such term is defined under Rule 1-02 of Regulation S-X under the Securities Act and the Exchange Act.

Schedule A - 2